CSE: LCU | OTCQB: LCGMD

 Lion Copper Corp. Announces Filing of NI 43-101 Technical Report for
Bear Deposit

YERINGTON, Nevada - September 14, 2026 - Lion Copper Corp. (CSE: LCU) (OTCQB: LCGMD) ("Lion" or the "Company") is pleased to announce that it has filed the independent technical report supporting the maiden Mineral Resource Estimate ("MRE") for the Company's Bear Deposit, located within the Yerington Copper District in Lyon County, Nevada.

The technical report, titled "NI 43-101 Technical Report of the Bear Deposit" and dated September 14, 2026, with an effective date of July 21, 2026 (the "Technical Report"), was prepared in accordance with National Instrument 43-101 - Standards of Disclosure for Mineral Projects ("NI 43-101") and supports the Bear MRE previously announced by the Company on August 4, 2026.

The Bear MRE establishes an Indicated Resource of 6.71 billion pounds of contained copper (1,064 Mt @ 0.29% Cu) and an Inferred Resource of 8.77 billion pounds of contained copper (1,770 Mt @ 0.22% Cu), further demonstrating the scale and long-term development potential of the broader Yerington Copper District.

John Banning, Chief Executive Officer of Lion Copper Corp., commented:

"The filing of the Bear Technical Report represents another important milestone for Lion and provides the comprehensive technical basis supporting the maiden Mineral Resource Estimate announced in August. Bear has materially expanded the scale of our copper endowment and reinforces our view of the Yerington Copper District as one of the largest undeveloped copper districts in the United States.

"Our immediate focus remains on disciplined execution at the Yerington Copper Project, where the Definitive Feasibility Study and permitting programs continue to advance. Over the longer term, Bear provides significant additional optionality immediately adjacent to Yerington and the potential to leverage the infrastructure being developed for the project."

Bear Mineral Resource Estimate

The maiden Bear MRE was previously announced by Lion on August 4, 2026. The Technical Report provides the supporting geological, drilling, estimation and technical information underlying the MRE, together with the assumptions and considerations used by the Qualified Persons in determining reasonable prospects for eventual economic extraction.

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Table 1-1: Bear Deposit Mineral Resource Estimate

Material	Cut-off Grade (Cu%)	Tonnes (Mt)	Cu%	Contained Cu (000 Cu lbs)
Indicated Sulfide	0.1	1,064	0.29	6,710,000
Inferred Sulfide	0.1	1,770	0.22	8,770,000

The Company cautions that Mineral Resources that are not Mineral Reserves do not have demonstrated economic viability.

Yerington Copper District

The Bear Deposit is contiguous with Lion's Yerington Copper Project and represents a significant component of the Company's broader district-scale copper strategy in Mason Valley, Nevada.

Lion is currently advancing the Yerington Copper Project through Definitive Feasibility Study and permitting, with completion of the DFS on schedule for Q1 2027. The Yerington Copper Project is planned to produce refined LME Grade A copper cathode for the domestic U.S. market.

The addition of Bear provides Lion with a substantial long-term copper resource base adjacent to the infrastructure contemplated for development at Yerington and creates significant optionality for future development across the district.

Technical Report Availability

The Technical Report is available under the Company's issuer profile on SEDAR+ and will also be available on the Company's website at LionCG.com.

Qualified Persons

The Qualified Persons (QPs), as that term is defined in NI 43-101, responsible for the preparation of the Report include:

  Tim Maunula, P.Geo., Principal Geologist (AGP)
  Michael McGlynn, SME-RM, QP, (Samuel Engineering)
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Table 1-2: Bear Project Technical Report Qualified Persons and Areas of Responsibility

Name	Professional Designation	Title	Responsible for Sections
Mr. Tim Maunula	P.Geo.	Principal Geologist, AGP Mining Consultants Inc.	Sections 1-12,14-19
Mr. Michael McGlynn	SME-RM, QP	Principal Metallurgical Engineer, Samuel Engineering	Section 13

The other scientific and technical information contained in this news release has been reviewed and approved by John Banning, MMSA QP, Chief Executive Officer of Lion and a Qualified Person as defined under NI 43-101.

About Lion Copper Corp.

Lion Copper Corp. is a North American copper development company advancing its flagship Yerington Copper Project and broader copper district in Lyon County, Nevada. The Company is advancing the Yerington Copper Project through Definitive Feasibility Study and permitting in partnership with Nuton, a Rio Tinto venture.

The Yerington Copper Project is planned to produce refined LME Grade A copper cathode for the domestic U.S. market.

On behalf of the Board of Directors,

John Banning
Chief Executive Officer
Lion Copper and Gold Corp.
(775) 463 9600
info@lioncg.com

CSE: LCU | OTCQB: LCGMD

Forward-Looking Statements

This news release contains forward-looking statements and forward-looking information within the meaning of applicable Canadian securities laws and forward-looking statements within the meaning of applicable United States securities laws, including the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, statements regarding the Bear Deposit, the Mineral Resource Estimate, the potential upgrading or conversion of the Mineral Resource, future exploration, drilling, geological interpretation engineering, mine planning, technical studies, permitting, financing, property acquisitions, access rights, and the earn-in arrangement. Forward-looking statements are generally identifiable by words such as "may", "will", "expect", "intend", "plan", "believe", "anticipate", "estimate", "potential", "could", "should" and similar expressions, and are subject to known and unknown risks and uncertainties that may cause actual results to differ materially, including risks relating to mineral resource estimation, exploration results, technical studies, metal prices, permitting, financing, title, access and property rights, environmental and regulatory matters, and market conditions.

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Forward-looking statements are based on assumptions that management believes to be reasonable as of the date of this news release, including assumptions regarding the accuracy of the Mineral Resource Estimate and supporting technical information, metal prices, recovery assumptions, operating and capital cost assumptions, availability of financing, regulatory and permitting timelines, access to lands and infrastructure, and the ability to obtain or maintain necessary property interests and authorizations.

Forward-looking statements are subject to known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to differ materially from those expressed or implied. Such risks include, without limitation, uncertainty of Inferred Mineral Resources, inability to convert Mineral Resources to Mineral Reserves, commodity prices, metallurgical recoveries, capital and operating costs, availability of equipment, labor and services, permitting and environmental matters, title, surface rights and property access, financing availability, and general economic, political and industry conditions.

Readers are cautioned not to place undue reliance on forward-looking statements. The Company does not undertake to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable securities laws.

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